Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Applied DNA Sciences, Inc. (the “Company”) on Form S-3 of our report dated December 20, 2012, with respect to the Company’s consolidated financial statements as included in its Annual Report on Form 10-K for the year ended September 30, 2012, filed with the Securities and Exchange Commission.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus which is part of this Registration Statement.

/s/ RBSM LLP

New York, New York
December 26, 2012